Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of the Company as of December 31, 2025:

Subsidiary Legal Name	State or other Jurisdiction of Incorporation or Organization
Atara Biotherapeutics Ireland Limited	Ireland